Exhibit 99.1

Kips Bay Medical Provides Clinical Trial Update

and Reports First Quarter 2015 Results

MINNEAPOLIS, MN, May 12, 2015 (GLOBE NEWSWIRE)–Kips Bay Medical, Inc. (OTCQB: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today provided a clinical trial update and announced financial results for its first quarter ended March 28, 2015.

Feasibility Study Update

During the first quarter of 2015, enrollment in the eMESH I clinical feasibility trial reached its targeted goal of enrolling 50 patients treated with the new surgical technique. As of March 28, 2015, 106 patients were enrolled in the feasibility trial, including 50 patients implanted with the eSVS Mesh using the new technique.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft (SVG) support using the Company's eSVS Mesh in coronary artery bypass graft (CABG) surgery. The objective of the eMESH I clinical feasibility trial is to demonstrate to the U.S. Food and Drug Administration (FDA) the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption (IDE).

As of May 8, 2015, the Company has received the results of ten patients who had an eSVS Mesh implanted using the new surgical implant technique. The SVGs supported with an eSVS Mesh in seven of these new technique patients were not patent at the time of their six-month follow-up angiogram and did not perform as well as the unsupported, or control, SVGs in the trial. The Company intends to closely monitor the results of additional patients who had an eSVS Mesh implanted using the new surgical implant technique in the feasibility trial, and will reserve a final decision regarding the future of the feasibility trial until sufficient, meaningful data has been received. The Company acknowledges that based upon the results from the angiograms of the initial 10 new technique patients, the results from the angiograms of the remaining new technique patients would need to be highly compelling to justify a decision by the Company to continue to move forward in seeking U.S. marketing approval for the eSVS Mesh. In the meantime, the Company intends to evaluate its strategic alternatives. Possible strategic alternatives include: further modification of the Company’s eSVS Mesh device and implant technique; the sale of the Company or its assets, including its intellectual property portfolio; or an orderly wind-down of the Company’s operations.

No assurance can be provided that the eMESH I clinical feasibility trial will be successful, that the FDA will approve an IDE for a pivotal study or that once these studies are concluded, the Company will receive U.S. marketing approval for the eSVS Mesh. If the eMESH I clinical feasibility trial is not successful, or if the FDA does not approve an IDE for a pivotal study, the Company would be forced to cease operations since it does not have any other products in development. In addition, the Company needs additional financing to continue its operations, and in particular, to complete its eMESH I clinical feasibility trial. If the Company does not receive such additional financing, it would be forced to cease operations.

Operations Update

On January 5, 2015, the Company reorganized its operations by eliminating staff positions, instituting salary reductions and reducing its non-clinical related operating expenses, in order to conserve its capital while the Company pursues the completion of the eMESH I clinical feasibility trial. As part of this reorganization, the Company reduced its personnel from thirteen to eight employees. These reductions include two sales directors, two administrative positions and one operations position. In addition, the Company’s three officers agreed to accept temporary salary reductions. The Company believes that these actions will reduce its monthly cash operating expenses, excluding costs related to its eMESH I clinical feasibility trial, to approximately $200,000.

On March 24, 2015, the Company entered into a securities purchase agreement with several investors, including Manny Villafaña, the Company’s Chairman and Chief Executive Officer, and Kips Bay Investments, LLC, one of the Company’s principal stockholders, pursuant to which the Company agreed to sell and the investors agreed to purchase in a private placement up to $3.25 million in shares of Kips Bay common stock in four separate equal tranches. Under the terms of the securities purchase agreement, the first tranche is scheduled to occur as soon as reasonably practicable after the Company has received ten angiograms from patients enrolled in its eMESH I clinical feasibility trial who have had an eSVS Mesh implanted using the new surgical implant technique. The second, third and fourth tranches are scheduled to occur on or about the 90th, 180th and 270th day thereafter. Each of the tranches is subject to customary closing conditions and a condition that the clinical data received then to date by the Company from the eMESH I clinical feasibility trial demonstrates, to the reasonable satisfaction of each investor, together with any then recent communications with or from the FDA, that it is advisable for the Company to continue with the feasibility trial and to continue to pursue marketing approval by the FDA for the eSVS Mesh. The per share purchase price of the shares of common stock to be purchased by investors will be equal to the lesser of $0.14 per share or the closing sale price on the trading day immediately prior to the closing of any tranche. In addition, each investor will receive a five-year warrant to purchase one share of common stock for each two shares purchased by the investor at each tranche closing. The warrants will have a per share exercise price equal to 125% of the per share purchase price at the applicable closing. In light of the disappointing feasibility trial results received to date, the Company believes it is unlikely that it will be able to access funds under this bridge financing arrangement.

Financial Results

Net sales in the first quarter of 2015 were $8,000, a decrease from $26,000 in the first quarter of 2014. This decrease reflects the effects of the Company’s January 2015 reorganization in which it eliminated its two sales directors and focused the Company’s efforts on completing the eMESH I clinical feasibility trial. Gross profit was $4,000 and $14,000 in the first quarters of 2015 and 2014, respectively. Net loss in the first quarter of 2015 was $844,000, or $0.03 per diluted share, compared to a net loss of $1.4 million, or $0.05 per diluted share, in the first quarter of 2014.

Research and development expenses decreased 39.6% to $386,000 in the first quarter of 2015 compared to $639,000 in the first quarter of 2014. This decrease was due primarily to cost reductions realized from the Company’s January 2015 reorganization in which it eliminated staff positions, instituted salary reductions and reduced non-clinical related operating expenses. In addition, costs incurred for the eMESH I clinical feasibility trial declined during the current year period as enrollment was nearly completed as of December 31, 2014.

Selling, general and administrative (“SG&A”) expenses decreased 43.1% to $463,000 in the first quarter of 2015, down from $814,000 in the first quarter of 2014. This decrease was due primarily to cost reductions implemented as part of the Company’s January 2015 reorganization.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at March 28, 2015 were $2.6 million compared to $3.6 million at December 31, 2014. Total current assets decreased to $3.6 million at March 28, 2015, down from $4.4 million at December 31, 2014. These decreases were due primarily to the Company’s use of cash to fund its clinical studies and operations during the quarter.

Current liabilities decreased slightly to $416,000 as of March 28, 2015, down from $433,000 as of December 31, 2014. This decrease related primarily to the timing of payments at the end of the quarter.

Cash used in operations decreased to $1.0 million for the first quarter of 2015 from $1.4 million in the first quarter of 2014. This decrease was due to the decrease in net loss for first quarter of 2015 as compared with the first quarter of 2014.

Looking Ahead

As a result of the Company’s January 2015 reorganization, the Company is not currently focusing its efforts on sales of the eSVS Mesh. Therefore, the Company does not expect its sales to improve in the foreseeable future. Also as a result of the January 2015 reorganization, the Company expects its selling, general and administrative expenses to decrease significantly during 2015 compared to the prior year periods. Research and development expenses also are expected to decrease as the Company focuses on the eMESH I clinical feasibility study.

The Company believes that its cash, cash equivalents and short-term investments as of March 28, 2015, will be sufficient to fund planned operations through the end of 2015.

The Company’s future success is dependent upon its ability to obtain additional financing, the success of its current eMESH I clinical feasibility trial and a required future pivotal trial, its ability to obtain U.S. marketing approval for the eSVS Mesh and its ability to market and sell the eSVS Mesh. If the Company is unable to obtain additional financing when needed, if the eMESH I clinical feasibility trial is not successful, if the FDA does not approve an IDE for a pivotal trial or if once these studies are concluded, the Company does not receive U.S. marketing approval for the eSVS Mesh, the Company would not be able to continue as a going concern and would be forced to cease operations.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues,” “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding the safety, performance and benefits of the eSVS Mesh and the eMESH I clinical feasibility trial; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique; Kips Bay’s plans to seek strategic alternatives; and Kips Bay’s expectations regarding future sales, sales, general and administrative expenses and research and development expenses; burn rate and need for additional capital. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including in particular the results from patients implanted with an eSVS Mesh using the new implant technique, which have been disappointing to date; Kips Bay’s ability to continue its operations; Kips Bay’s ability to find a successful strategic alternative, continue as a going concern, retain certain personnel and if necessary, wind-down its operations in an orderly fashion, sell its assets and pay all of its creditors and liabilities; potential future litigation; Kips Bay’s future operating results and financial performance; and its ability to obtain additional financing. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 28, 2015	March 29, 2014

Net sales	$8	$26
Cost of sales	(4)	(12)
Gross profit	14	14
Operating expenses:
Research and development	386	639
Selling, general and administrative	463	814
Total operating expenses	849	1,453
Other income:
Interest income	1	2
Net loss	$(844)	$(1,437)
Basic and diluted net loss per share	$(0.03)	$(0.05)
Weighted average shares outstanding — basic and diluted	33,014,079	30,881,161

Comprehensive loss	$(844)	$(1,437)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	March 28, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$2,564	$3,138
Short-term investments	50	457
Accounts receivable	11	8
Inventories	668	673
Prepaid expenses and other current assets	286	109
Total current assets	3,579	4,385
Property and equipment, net	342	353
Total assets	$3,921	$4,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46	$78
Accrued liabilities	370	355
Total current liabilities	416	433

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 29, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 90,000,000 and 40,000,000 shares authorized as of March 29, 2014 and December 31, 2013, respectively; 33,014,079 and 26,979,079 issued and outstanding as of March 29, 2014 and December 31, 2013, respectively	330	330
Additional paid-in capital	45,536	45,492
Accumulated deficit	(42,361)	(41,517)
Total stockholders’ equity	3,505	4,305
Total liabilities and stockholders’ equity	$3,921	$4,738

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Three Months Ended
	March 28, 2015	March 29, 2014
Cash flows from operating activities:
Net loss	$(844)	$(1,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	9	13
Stock-based compensation	44	121
Loss on disposal of assets	2	—
Amortization of premium on short-term investments	—	8
Changes in operating assets and liabilities:
Accounts receivable	(3)	1
Inventories	5	15
Prepaid expenses and other current assets	(177)	(184)
Accounts payable	(32)	(82)
Accrued liabilities	15	183
Net cash used in operating activities	(981)	(1,362)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	406	1,970
Purchases of short-term investments	—	(1,216)
Proceeds from the sale of property and equipment	1	—
Net cash provided by investing activities	407	754
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of issuance costs of $580	—	3,644
Net cash provided by financing activities	—	3,644
Net (decrease) increase in cash and cash equivalents	(574)	3,036
Cash and cash equivalents at beginning of period	3,138	2,316
Cash and cash equivalents at end of period	$2,564	$5,352